Exhibit 10.5

CLIENT
AGREEMENT
FOR

PROFESSIONAL SERVICES

Between

Merrick & Company

and

Alternative Ethanol Technologies, Inc.

A - Statement of Services, Project Schedule, Deliverables & Additional Services

B - Schedule of Payment

C – Additional Client Responsibilities

D - Insurance

Client Agreement for Professional Services

This Client Agreement for Professional Services (“Agreement”) is made by and between Merrick & Company, a Colorado corporation (“Merrick”) and Alternative Ethanol Technologies Inc., a Delaware corporation (“Client”) and its permitted assigns.

Client desires to obtain professional services for the “Project” described on Attachment A and the parties wish to set forth the terms and conditions for performance of these services.

NOW THEREFORE, for and in consideration of the mutual promises and covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1 - Merrick’s Services and Personnel

1.1
Merrick agrees to perform the services described in Attachment A (“Statement of Services, Project Schedule, Deliverables & Additional Services”).  Upon notification to proceed, Merrick shall promptly commence and diligently continue the services to completion in compliance with Attachment A, except as may be otherwise provided herein.

1.2
Merrick’s services shall be performed in a manner consistent with the care and skill exercised by professionals practicing in the same locality and specialty under similar conditions subject to the time limits and financial and physical constraints imposed on Merrick’s services by Client.  There are no warranties, express or implied, including, without limitation and to the extent they may be applicable, the implied warranty of “merchantability” and “fitness for a particular purpose,” which extend beyond the description in this Agreement.

1.3
Merrick shall follow and comply with federal, state and local government laws, rules, regulations, codes and ordinances.  Merrick shall be responsible for completeness and accuracy of its services and shall correct its errors or omissions at its own expense.  Should Client become aware of errors or omissions in the services or should Client otherwise become dissatisfied with the services, Client shall give prompt written notice to Merrick so that Merrick may take measures to minimize the consequences of such condition, and thereafter allow a reasonable time for correction by Merrick.

1.4
Warranties for machinery, equipment, and the like procured or furnished by Merrick shall be limited to those provided by the suppliers or manufacturers and any purchase of such machinery, equipment and the like shall be part of a Client approved plan.

1.5
Merrick shall promptly pay, when due, taxes, excises, license fees directly applicable and chargeable to the services it performs under this Agreement.  Merrick shall take out and keep current municipal, county, state or federal licenses required to perform the services.

1.6
Client and Merrick agree to work together, and with other members of the project team, on the basis of trust, good faith and fair dealing, and shall take actions reasonably necessary to enable each other to perform this Agreement in a timely, efficient and economical manner.  Client shall endeavor to promote harmony and cooperation among Client, Merrick, and other members of the project team.

Article 2 - Compensation

2.1
Client shall pay Merrick for its basic services as provided in Attachment B (“Schedule of Payment”).  If Client changes the scope of services or requests additional services which cause an increase or decrease in Merrick’s services, an equitable adjustment as agreed by the parties shall be made to Merrick’s compensation under Article 3 and this Agreement shall be modified in writing accordingly.

Article 3 - Changes to Scope of Work, Suspension

3.1
A partial itemization of additional services available is set forth in Attachment C.  Client may request that Merrick perform these and other additional services or make changes to the scope of services.  Such changes or additions may include the work required to evaluate such a request.  Except where time is of the essence (in which case changes or additions may be authorized verbally and later confirmed in writing), Merrick and Client shall agree in writing to the exact nature of the change or addition prior to its implementation.  This writing, when signed by both parties, shall constitute an authorization for changes or additions and shall contain a description of the services, the commencement date and expected completion date for the services, and any special conditions applicable to the services.

3.2
If Client’s changes or additions cause an increase or decrease in Merrick’s services, the parties shall in good faith attempt to reach a written agreement adjusting Merrick’s compensation in an equitable manner.  If such an equitable adjustment cannot be reached, Merrick shall perform such services on a time and material basis in accordance with Attachment B.  In this event, Merrick shall keep an accurate record of its services, supported by time sheets, invoices and other documentation reasonably requested by Client.  Merrick shall accurately substantiate costs in a clear and precise manner.

3.3
Client may at any time, by written notice to Merrick, suspend further performance of the services by Merrick.  Upon receiving notice of suspension, Merrick shall promptly suspend performance of the services to the extent specified.  During the period of a suspension, Merrick shall care for and protect its services in progress.  For a period of ninety (90) days, consecutive or in the aggregate, Client may withdraw the suspension of performance of the services as to all or part of the suspended services by written notice to Merrick specifying the effective date and scope of withdrawal.  Merrick shall then resume performance of the services for which the suspension was withdrawn.

3.4
So long as Client’s suspension of Merrick’s performance is not necessitated by Merrick’s performance or non-performance, an equitable adjustment shall be made to Merrick’s compensation under Attachment B and to any scheduling or deliverable dates justified by the suspension or withdrawal of suspension, and this Agreement shall be modified in writing accordingly.

3.5
If Merrick disagrees with a request by Client for a noncompensible correction of defects or errors or omissions in the services, then in addition to or in lieu of the other provisions of this Agreement, Merrick may invoice Client for additional compensation in performing the services and the Dispute Resolution procedures of Article 14 shall apply to such invoiced amounts.

Article 4 - Technical and Contractual Representatives

4.1	Authorized representatives of Client and Merrick are:

Client:	Merrick & Company:

Technical: Ira Langenthal, PhD	Technical: John Englick

Contractual: Edward Hennessey	Contractual:Carter E. Boardman

4.2
Modifications or amendments required or permitted under this Agreement should be made by the Contractual Representatives, and technical directions and communications concerning the services should be made by the Technical Representatives.  Change of an authorized representative should be made in writing but may be effected by course of conduct without writing.

Article 5 - Client Responsibilities

5.1
Client’s representatives as identified in Article 4 above shall have, respectively, authority to act for Client in all things pertaining to this Agreement including, without limitation, authority to make changes to the scope of services or request additional services or suspend services, authority to transmit instructions, receive information, interpret and define Client’s policies and decisions with respect to Merrick’s services, and to make decisions on Client’s behalf when requested to do so by Merrick.

5.2
Client shall cooperate with Merrick in all aspects of the Project and shall provide information and criteria of Client’s requirements for the Project, including, if appropriate, objectives and constraints, space, capacity and performance requirements, flexibility and expendability, and any time or budgetary limitations. Each party shall have access to the project site, and Client shall furnish copies of specifications and standards, which it will require to be included in the services, and Merrick shall examine, and respond promptly to Client’s submissions. Client shall consult with Merrick on a regular basis concerning the timeliness, cost and adequacy of services during the phases of scheduled work and the work progress dates and promptly furnish to Merrick written notice of any noncompliance therewith.

5.3
Merrick shall not be responsible for taking precautions for protection of the work or safety of the public through or around the Project operations and Merrick shall not be responsible for the means, methods, techniques, sequencing or procedures of the work of others unless such work is directed by or under the supervision of Merrick.

Article 6 - Records, Audit and Documents

6.1
Merrick shall maintain records of performance under this Agreement and shall make these records available for inspection and for audit (if the payment provisions herein are of a type capable of audit) by Client at all reasonable times during the course of services and for a period of two (2) years after completion of services.  Audits shall be conducted in accordance with generally accepted auditing principles consistently applied.

6.2
Subject to the provisions of Article 9, herein, all designs, drawings, calculations, specifications, and similar services provided by Merrick are instruments of service and Merrick retains common law, statutory, and other ownership rights therein, including the copyright thereto and the right of reuse by and at the discretion of Merrick, whether or not the Project is completed.  Submission of documents or other instruments prepared under this Agreement to any regulatory agency or others for use on the Project shall not be construed as publication to defeat Merrick’s rights herein.

6.3
Unless specifically provided to the contrary in Attachment A, the instruments of Merrick’s service are not intended or represented to be suitable for reuse by Client or others on extensions of the Project or on any other project.  Any such reuse without the prior express written consent of Merrick, which consent shall not be unreasonably withheld, conditioned or delayed, shall be at Client’s sole risk and without liability or loss exposure to Merrick and Client shall indemnify, defend and hold Merrick harmless from any and all claims, damages, losses, liabilities and expenses, including attorney fees and expert and consulting fees, arising out of or resulting from such an unauthorized reuse.

6.4
Client, its officers and its employees shall not use Merrick’s name, publish articles, give press releases, or make speeches about, or otherwise publicize in any way the results achieved or the services performed by Merrick under this Agreement, without first obtaining Merrick’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

Article 7 - Conflict of Interest, No Contingent Fees

7.1	Merrick represents it has no known direct or indirect interest, which would conflict with the performance of its services under this Agreement.

7.2
Except as disclosed to Client in writing and except for the compensation to be paid hereunder, Merrick warrants it has not directly or indirectly paid or agreed to pay any person or company any fee, commission, contribution, donation, gift, or any other type of consideration to solicit or secure an award of this Agreement.

Article 8 - Confidential & Proprietary Information

8.1
Merrick and Client, to the extent of their rights and abilities to do so, may exchange technical data and information reasonably required of each to perform this Agreement.  It is anticipated these exchanges will include technical methods, design details, techniques and pricing data of Merrick, together with trade secrets and other confidential and proprietary information of the parties which shall constitute “Confidential Information” when marked, or stamped or identified as such.

8.2
Each party will treat as confidential all Confidential Information, which has been or may hereafter be made available to the other in connection with this Agreement.  Except as necessary for the Project, each party agrees that under no circumstance will it make use of or disclose Confidential Information to any third party or use Confidential Information to the detriment or competitive disadvantage of the other party.

8.3
Each party agrees to limit disclosure of the Confidential Information to its officers, directors, employees and agents and then only to the extent reasonably necessary to effectuate the purposes of the Project.  The party receiving Confidential Information shall take diligent precautions to insure that those persons to whom disclosures are made keep the Confidential Information confidential.

8.4
These restrictions shall not apply to the extent Confidential Information was in the public domain at the time of the disclosure or subsequently becomes a part of the public domain through no fault of the party receiving the Confidential Information; was known to the receiving party at the time of the disclosure; was readily ascertainable from public or trade sources at the time of its disclosure; was independently developed by the receiving party without recourse to any Confidential Information provided under this Agreement; or is the subject of demand by subpoena, court or governmental order or other similar mandatory legal process in which case the party against whom the demand or request is made shall forthwith give written notice to the other to preserve the opportunity to resist and/or respond to such process.

8.5
The covenants of this Article shall survive expiration or termination of this Agreement and shall apply for a period of two (2) years thereafter.  In addition to and without prejudice to its other rights and remedies, a party shall be entitled to injunctive relief upon proof of a breach or threatened breach of this Article.

Article 9 - Software Rights, Copyright, Patent and Trademark

9.1
Ownership and Nondisclosure of Confidential Information.  All Confidential Information is the sole property of Client, Client’s assigns, and Client’s customers, as the case may be, and Client, Client’s assigns and Client’s customers, as the case may be, shall be the sole and exclusive owner of all patents, copyrights, mask works, trade secrets and other rights in Client’s Confidential Information.  Merrick hereby does and will assign to Client all rights, title and interest it may have or acquire in Client’s Confidential Information.

9.2
Ownership and Return of Materials.  All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, and all other tangible media of expression) furnished to Merrick by Client shall remain the property of Client.  Upon termination of Merrick’s engagement, or at any time on the request of Client before the termination of such engagement, Merrick will promptly (but no later than five (5) days after the earlier of the termination of Merrick’s engagement or Client’s request) destroy or deliver to Client, at Client’s option, (a) all materials furnished to Merrick by Client, (b) all tangible media of expression which are in Merrick’s possession and which incorporate any Confidential Information or otherwise relate to Client’s business, and (c) written certification of Merrick’s compliance with its obligations under this sentence.

9.3
Innovations.  As used in this Agreement, the term “Innovations” means all processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyrights, moral right, mask work, trademark, trade secret or other laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, source code and designs including “Inventions,” which is defined to mean any inventions protected under patent laws.

9.4
Assignment of Innovations;  Merrick hereby agrees promptly to disclose and describe to Client, and hereby does and will assign to Client or Client’s designee its entire right, title, and interest in and to, each of the Innovations (including Inventions), and any associated intellectual property rights, which Merrick may solely or jointly conceive, reduce to practice, create, derive, develop or make during Merrick’s engagement (collectively, the “Client Innovations”).  To the extent any of the rights, title and interest in and to Client Innovations cannot be assigned by Merrick to Client, Merrick hereby grants to Client an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest.  To the extent any of the rights, title and interest in and to Client Innovations can be neither assigned nor licensed by Merrick to Client, Merrick hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against Client or any of Client’s successors in interest to such non-assignable and non-licensable rights.

9.5
Future Innovations.  Merrick recognizes that Client Innovations or Confidential Information relating to Merrick’s activities under this Agreement while engaged by Client and conceived, reduced to practice, created, derived, developed, or made by Merrick, alone or with others, within two (2) years after termination of Merrick’s engagement may have been conceived, reduced to practice, created derived, developed, or made, as applicable, in significant part while performing services for Client.  Accordingly, Merrick agrees that such Innovations and Confidential Information shall be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during Merrick’s engagement and are to be promptly assigned to Client unless and until Merrick has established the contrary by written evidence satisfying the applicable standard of proof.

9.6           Cooperation in Perfecting Rights to Proprietary Information and Innovations.

Merrick agrees to perform, during and after its engagement, all acts deemed necessary or desirable by Client to permit and assist Client, at Client’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Proprietary Information and Innovations assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against Client under this Agreement.  Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Proprietary Information or Innovations.

Notwithstanding any other provision in this Agreement to the contrary, including any other provision with the same or similar limiting language, nothing in this Agreement shall be construed to prohibit Merrick from offering and performing its standard services, either before or after this engagement with Client.  Unless as provided to the contrary in this Agreement, Merrick shall retain ownership of and proprietary rights to any software programs or data be used by Merrick under this Agreement.  Merrick retains the right to use, sell, and/or modify any databases developed and/or modified in performing its services hereunder.

9.7
At Merrick’s expense, Merrick shall indemnify and hold Client harmless and shall defend any suits brought against Client based on a claim that the use of any design, process, apparatus, or any part, methodology, software, publication, or other proprietary right (“Proprietary Property”) furnished by Merrick under this Agreement constitutes an infringement of any patent, trademark, or copyright of the United States; provided that Merrick is notified promptly in writing by Client of such a claim or contention and given the authority, information, and assistance for the defense (at Merrick’s expense) thereof.

9.8
Notwithstanding the foregoing, Merrick shall not be liable to Client for claims under this Article resulting from the use of Proprietary Property that is directed for use by Client or by another on Client’s behalf, or that is not developed or proposed by Merrick.

Article 10 - Subcontracts

10.1
Except as provided in the Attachments, Merrick shall not subcontract any part of its services under this Agreement without first providing written notice to Client.  Merrick shall obligate each subcontractor of every tier to consent to compliance with all applicable provisions of this Agreement. Nothing contained in any subcontract of any tier shall create a contractual relationship between Client and any such subcontractor.

Article 11 - Indemnification & Risk Allocation

11.1
Merrick agrees to indemnify and save Client harmless from any liability, loss, cost, or expense, including attorney fees, claimed by third parties for property damage or bodily injury, including death, caused by the negligence of Merrick in connection with Merrick’s professional services.  Client agrees to indemnify and save Merrick harmless from any liability, loss, cost, or expense, including attorney fees, claimed by third parties for property damage or bodily injury, including death, caused by the negligence of Client in connection with the operations of Client.  If the negligence of both Merrick and Client is the cause of such damage or injury, the liability, loss, cost, or expense shall be shared between Merrick and Client in proportion to their relative degrees of negligence and the right of indemnity shall apply for such proportion.

11.2
It is intended by the parties to this Agreement that performance of Merrick’s services shall not subject Merrick’s personnel, including its employees, officers, directors, or shareholders, to any personal legal exposure for any risk associated with the Project.  Client agrees that any claim, demand or suit shall be made only against Merrick & Company, a Colorado corporation, and not against any of Merrick’s personnel.

11.3
Client and Merrick agree that notwithstanding any other provision in this Agreement to the contrary (including any other provision with the same or similar limiting language), Merrick’s maximum liability to Client, in the aggregate, for claims, liabilities, losses, or damages of any nature arising out of or resulting from this Agreement (including, without limitation, indemnity obligations, contract damages, attorney’s fees and expert-witness fees), arising from any cause(s) and regardless of the legal theory asserted (including, without limitation, negligence, indemnity, breach of contract or warranty, strict liability, or tort), shall in no event exceed  the greater of (a) $50,000, or (b)  the total compensation received by Merrick for services rendered under this Agreement (or if separate task orders are issued for each project, then the total compensation received by Merrick for services under the applicable task order).  Client and Merrick agree that this Article 11.3 shall not apply in the event of Merrick’s breach of Articles 7, 8 or 9 of this Agreement or in the event of Merrick’s reckless or intentional misconduct.

11.4
Notwithstanding any other provision in this Agreement to the contrary (including any other provision with the same or similar limiting language), Client and Merrick waive claims against each other for incidental, special, indirect or consequential damages arising out of or relating to this Agreement, and Merrick shall not be liable for any cost or expense that provides betterment, upgrade or enhancement of the Project.

11.5
The provisions of this Article apply to all services provided to Client by Merrick, whether within or not within the scope of services of this Agreement, except as the parties may otherwise provide in a signed writing making specific reference to this Article.

11.6	The provisions of this Article shall survive expiration or termination of this Agreement.

Article 12 - Insurance

12.1
Merrick shall maintain during the term of this Agreement and, if Client is not in material default hereunder for which Merrick provided written notice to Client and which material default Client failed to cure within a reasonable time, for a period of two (2) years after Merrick’s services, insurance of the kinds and with the limits not less than the amounts set forth in Attachment D (Schedule of Insurance).

Article 13 - Termination

13.1
Subject to the other provisions of this Agreement, this Agreement may be terminated in whole or in part in writing by either party in the event of a substantial failure by the other party to fulfill its obligations under this Agreement.  No such termination shall be effective until the other party is given not less than ten (10) working days written notice of intent to terminate and an opportunity for consultation with the terminating party prior to termination.

13.2
This Agreement may be terminated in whole or in part in writing by Client for its convenience.  No such termination shall be effective until Merrick is given not less than ten (10) working days written notice of intent to terminate and an opportunity for consultation with Client prior to termination.

13.3
Upon receipt of a notice of termination, Merrick shall promptly discontinue all services affected (unless the notice directs otherwise).  If Client is not in material breach of this Agreement following Client’s reasonable opportunity to cure any alleged breach, Merrick shall deliver or otherwise make available to Client all finished services; provided, however, Merrick shall not be responsible for the accuracy, completeness or workability of documents prepared by Merrick to the extent changed or completed by Client or by another party.

13.4
Subject to the provisions of Article 2, Merrick shall be paid for its costs and services performed through the effective date of termination, less allowances for negligent services, which must be corrected.  If this Agreement is terminated for Client’s convenience, in addition to payment for costs and services performed through the effective date of termination, Client shall pay Merrick as a termination expense five (5) percent of the total amount invoiced, or to be invoiced by Merrick through the effective date of termination.  Merrick’s final invoice to Client, which may be submitted after the effective date of termination, shall calculate such sum.

Article 14 - Dispute Resolution

14.1
If a claim or controversy between Client and Merrick is not resolved by the designated representatives of the parties, the chief executive officers of Merrick and Client, or a senior member of management with authority to negotiate and execute a binding settlement, shall meet within 30 days thereafter to review and discuss such claim or controversy and attempt, in good faith, to settle or resolve the matter.  If a claim for professional negligence is involved, the certification identified below shall be included as a part of the review and discussion.

14.2
Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof (whether in tort, contract, statute or otherwise), shall be resolved by binding arbitration by a single mutually agreed upon arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect.  If the parties are unable to agree on a single arbitrator the arbitration shall be conducted by a panel of three (3) arbitrators with Client and Merrick each selecting one (1) arbitrator and the two (2) arbitrators selecting a third arbitrator.  If the two arbitrators are unable to agree on a third arbitrator, the appointing authority shall be the AAA.  The arbitrators selected by Merrick and Client shall each be skilled in the engineering, procurement and construction business as a consumer, provider, or consultant for such services, and the third arbitrator shall be an attorney familiar with civil litigation.  The rules of evidence, discovery and privilege applicable under the United States Federal Rules of Civil Procedure and Federal Rules of Evidence shall apply.  The decision of the arbitrators shall be rendered in writing and may include injunctive relief including specific performance.  If a party disagrees with the decision of the arbitrators, within fifteen (15) days after such written decision is rendered that the party may request a rehearing before the same arbitrators.  Such rehearing shall be granted as a matter of right, but shall not last more than two (2) hours unless extended by the arbitrators.  The arbitrators may, in their discretion, modify their decision, or grant a new hearing.

14.3
The arbitration may be conducted even if the arbitration body does not have jurisdiction over a necessary party (other than a party to this Agreement).  The location of any arbitration shall be Denver, Colorado or such other location mutually agreed upon by the parties.  An award of the arbitrator(s) may be entered in any court of competent jurisdiction.

14.4
If a party seeks temporary injunctive relief, it may apply to a court of competent jurisdiction for such relief notwithstanding this arbitration provision, but such injunctive relief shall be terminated by the arbitration order if not sooner terminated by the court ordering such relief.

14.5
Client shall make no direct or indirect claim for professional negligence against Merrick unless Client has first complied with the provisions above and provided Merrick with a written certification executed by an independent, licensed professional, currently practicing in the field(s) of work called for under this Agreement.  This certification shall (1) contain the name and license number of the certifier; (2) to the extent known without further investigation, specify each act or omission the certifier contends was a violation of the standard of care set forth in Section 1.2, and (3) to the extent known without further investigation, detail the basis for the certifier’s opinion that each such act or omission constitutes such a violation.

14.6
The certificate shall be provided to Merrick at least thirty (30) calendar days prior to the assertion of any claim in an arbitration, judicial, or other alternative dispute resolution proceeding and compliance with the provisions of this Article 14 shall be a condition precedent to such a proceeding.

Article 15 - General

15.1
Governing Law & Costs.  This Agreement shall be governed by the laws of the State of Colorado without reference to conflict of law principles, if any.  In the event of an action to enforce the terms and conditions of this Agreement or of any of the rights or obligations arising from this Agreement, the prevailing party shall be entitled to an award of the costs of such action, including reasonable attorney fees and expert witness and consulting fees.

15.2
Entire Agreement, Amendments.  This Agreement sets forth the entire agreement of the parties, supercedes all prior negotiations and understandings, and shall govern any services by Merrick on the Project prior to execution of this Agreement.  Except as otherwise expressly provided in this Agreement, this Agreement may be modified or amended only upon the signed written agreement of both parties.  Merrick shall not be required to execute any documents subsequent to the signing of this Agreement that increase Merrick’s contractual or legal obligations or risks, or jeopardize the availability of or increase the cost of its professional or general liability insurance, and Client shall make no request of Merrick that would be contrary to Merrick’s professional responsibilities to the public.  Merrick and Client have each read and fully understand the terms of this Agreement, each has had the opportunity to have it reviewed by counsel, and this Agreement shall not be construed against either party in the event of an ambiguity.

15.3
Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court or other authority with like jurisdiction, the remainder of this Agreement shall be unaffected and enforceable, and there shall be deemed substituted for the affected provision(s) a valid and enforceable provision(s) as similar as possible to the affected provision(s).

15.4
Assignment.  This Agreement is for personal services and neither party may assign its rights nor delegate the performance of its duties hereunder without the prior written approval of the other, which approval shall not be unreasonably withheld, delayed or conditioned.  Any assignment, voluntary or involuntary, in violation of the foregoing shall be voidable. This Agreement is not intended to benefit any third party.  Notwithstanding the foregoing, Client may assign this Agreement, without the consent of Merrick, to any of Client’s affiliates or subsidiaries.

15.5	Successors and Approved Assigns. This Agreement shall inure to the benefit of and shall be binding upon the parties and their respective legal representatives, successors, and approved assigns.

15.6	Non-Waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right shall constitute a waiver of that or any other right.

15.7	Independent Contractor. Merrick shall perform its services as an independent contractor and not as an agent, employee, fiduciary, representative, joint venturer or partner of Client.

15.8
Force Majeure.  Merrick shall not be in default of its obligations if performance is prevented or delayed by an existing or future force majeure condition including, without limitation, act of government, act of God, act of Client or Client’s contractor, strike, insurrection, embargo, fire, flood, earthquake, explosion, riot, war, rebellion, sabotage, epidemic, weather disruptions or natural disasters or any other cause beyond the reasonable control of a party to this Agreement.

15.9
Notices.  Notice required or permitted hereunder shall be in writing and delivered in a manner most efficient under the circumstances.  Subject to the foregoing and unless otherwise specifically provided, notice shall be given by (1) hand delivery, (2) facsimile, or (3) certified mail (postage prepaid & return receipt requested), delivered as follows:

Merrick:	Merrick & Company 2450 S. Peoria Street Aurora, Colorado 80014 Attn: John Englick Telephone No.: (303) 751-0741 Facsimile No.: (303) 751-2581 Email: john.englick@merrick.com

Client:
Alternative Ethanol Technologies, Inc.
7320 Forsyth Boulevard
St. Louis, Missouri 63105
Attn: Edward Hennessey, President
Telephone No.:  (314) 727-6253
Facsimile No.:  (314) 721-3920
Email:  ehennesseyjr@sbcglobal.net

With a copy to:	Sauerwein, Simon, Blanchard & Kime, PC 147 N. Meramec, Suite 200 St. Louis, Missouri 63105 Attn: Paul Simon, Jr. Telephone No.: (314) 863-9100 Facsimile No.: (314) 863-9101 Email: pas@sauerwein.com or at such other address as a party hereto may designate by written notice.  Notice shall be deemed effective on the date of delivery if hand delivered or faxed (to be an effective notice by fax, there must be a written confirmation of the date and time of the transmission, generated contemporaneously by the transmission device in the ordinary course), or on the third day after mailing if sent by certified mail.

15.10	Headings. The captions and headings of this Agreement are for convenience and reference only, and shall not affect the construction or interpretation of any of its provisions.

15.11	Pronouns & Terms. In this Agreement the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

15.12
Counterparts.  This Agreement may be executed in multiple original or facsimile counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Article 16 - Incorporation of Attachments

The following Attachments are incorporated into and made a part of this Agreement:

A - Statement of Services, Project Schedule, Deliverables & Additional Services
B - Schedule of Payment
C – Additional Client Responsibilities
D – Insurance

SINGNATURE PAGE TO FOLLOW

  IN WITNESS WHEREOF, the parties execute this Agreement on the date last written below.

Alternative Ethanol Technologies, Inc. A Delaware corporation	Merrick & Company, a Colorado corporation

Signature	Signature

Name	Name

Title	Title

Date	Date

Attachment A

Statement of Services, Project Schedule, Deliverables, & Additional Services

A.1                                                                           Statement of Services

In accordance with the provisions of Article 1, Merrick agrees to perform the services described below (describe services in detail, services not described are not included in the scope of services and will not be implied by course of conduct or custom in the industry, or otherwise).

Merrick to create a Program Management Plan (PMP) for the development of a pilot facility sized to obtain sufficient design basis information to verify the commercial viability of the technology and to mitigate the risk on the first commercial plant.  The PMP will also include a framework of the tasks necessary to implement the technology on a commercial scale.  A more detailed statement of services is contained in Merrick’s June 5, 2007 letter attached hereto and incorporated herein by reference.

A.2                                                                                 Project Schedule

The PMP will be delivered on or before eight (8) weeks from the date of Notice to Proceed from your firm.

A.3                                                                                      Deliverables

These items contemplated in the Statement of Services, including but not limited to, single PMP per the terms of the referenced proposal letter, dated June 5, 2007.  Single Process Flow Diagram and or a single P&ID as the design basis document to support pilot plant estimate basis.

A.4                                                                              Additional Services

The following services, and any other services not specifically described in Statement of Services, are not included in Merrick’s basic services.  An undertaking for Additional Services shall not be presumed by course of conduct or custom in the industry.  Additional Services may be provided if authorized by Client in writing.  Additional Services shall be paid by Client as provided in the Agreement, in addition to the compensation for Merrick’s basic services.

A.4.1. Providing financial feasibility or other special studies not otherwise contemplated by Sections A1, A2 and A3 of this Attachment A.

A.4.2. Providing planning surveys, site evaluations, environmental studies or comparative studies of prospective sites, and preparing special surveys, studies and submissions required for approval of governmental authorities or others having jurisdiction over the Project.

A.4.3.  Providing services relative to future facilities, systems and equipment, which are not intended to be constructed during the Construction Phase.

A.4.4.  Preparing documents of alternate, separate or sequential bids or extra services in connection with bidding, negotiation or construction prior to the completion of the Construction Documents Phase, when requested by Client.

A.4.5.  Providing coordination of Work performed by separate contractors or by Client’s own forces.

A.4.6.  Providing services in connection with the work of a construction manager or separate consultants retained by Client except as provided elsewhere in this agreement.

A.4.7.  Providing Detailed Estimates of Construction Cost, analyses of owning and operating costs, or detailed quantity surveys or inventories of materials, equipment and labor.

A.4.8.  Providing interior design and other similar services required for or in connection with the selection, procurement or installation of furniture, furnishings and related equipment other than permanently installed laboratory case work and equipment, if beyond the scope of this Project.

A.4.9.  Making revisions in Drawings, Specifications or other documents when such revisions are inconsistent with written approvals or instructions previously given, are required by the enactment or revision of codes laws or regulations subsequent to the preparation of such documents or are due to other causes not solely within the control of Merrick.

A.4.10.  Preparing as-built drawings, or preparing drawings, specifications and supporting data and providing other services in connection with Change Orders to the extent that the adjustment in the basic Compensation resulting from the adjusted Construction Cost is not commensurate with the services required of Merrick, provided such Change Orders are required by causes not solely within the control of Merrick.

A.4.11.  Making investigations, surveys, valuations, inventories or detailed appraisals of existing facilities, and services required in connection with construction performed by Client or others.

A.4.12.  Providing consultation concerning replacement of any Work damaged by fire or other cause during construction, and furnishing services as may be required in connection with the replacement of such Work.

A.4.13.  Providing services made necessary by the default of the Contractor or others, or by major defects or deficiencies in the Work of the Contractor or others, or by failure of performance of either the Client or Prime Contractor under the Contract for Construction.

A.4.14.  Preparing a set of reproducible record drawings showing significant changes in the Work made during construction based on marked-up prints, drawings and other data furnished to Merrick.

A.4.15.  Providing extensive assistance in the utilization of any equipment or system such as initial start-up or testing, adjusting and balancing, preparation of operation and maintenance manuals, training personnel for operation and maintenance, and consultation during operation.

A.4.16.  Providing services after issuance to the Client of the final Certificate of Occupancy.

A.4.17.  Preparing to serve or serving as an expert witness in connection with any public hearing, arbitration proceeding or legal proceeding.

A.4.18.  Providing services of consultants for other than the normal architectural, structural, mechanical and electrical engineering services of the Project.

A.4.19.  Providing any other services not otherwise specifically included in this Agreement.

A.4.20  laims arbiter service, including  interpretation and decisions on matters concerning performance of Client and any contractor.

A.5                                        Provisions Applicable to all Services

A.5.1.                      When it is within its scope to make written responses to requests from a contractor for clarification and interpretation of the requirements of the contract documents (“RFI”), Merrick shall provide written responses to such RFI’s with reasonable promptness.  If an RFI seeks information readily apparent from reasonable observation of field conditions or a review of the contract documents (or reasonably inferable therefrom), Merrick shall be entitled to additional compensation under Article 3 for the time spent in responding to such an RFI.

A.5.2.                      When it is within its scope to review and approve or take other appropriate action on the contractor submittals, such as shop drawings, product data, samples and other data, which a contractor is required to submit, Merrick shall do so but only for the limited purpose of checking for conformance with the design concept and the information shown in the construction documents.  This review shall not include review of the accuracy or completeness of details, such as quantities, dimensions, weights or gauges, fabrication processes, construction means or methods, coordination of the work with other trades or construction safety precautions, all of which are the sole responsibility of the contractor.  Review of a specific item shall not indicate that Merrick has reviewed the entire assembly of which the item is a component.  Merrick shall not be responsible for any deviations from the construction documents not brought to the attention of Merrick in writing by the contractor.  Merrick shall not be required to review partial submissions or those for which submissions of correlated items have not been received.

A.5.3.                      Merrick shall have the authority to reject any work that is not, in the judgment of Merrick, in conformance with the construction documents or work plans.  Neither this authority nor Merrick’s good-faith judgment to reject or not reject any work shall subject Merrick to any liability or cause of action to the contractor, subcontractor or any other suppliers or persons performing work on the project.

A.5.4.                      Merrick shall be under no duty or obligation to execute any instruments, no matter by whom requested, that would result in Merrick having to certify, guarantee or warrant the existence or nonexistence of conditions that Merrick cannot ascertain, or that were not within the scope of services.

A.5.5.                      Unless the scope of services in Attachment A includes an undertaking by Merrick to confirm the accuracy of plans, drawings, specifications, criteria, maps, surveys or other documents or information (“Data”) furnished by Client or others, Merrick shall be entitled to rely upon as accurate and correct Data furnished by Client or others.  If subsequent errors are discovered in Data furnished by Client or others, which necessitate reperformance of services, Merrick shall be compensated for such extra services in accordance with Article 3.  Merrick shall not be liable for errors or omissions in Data furnished by Client or others.

A.5.6.                      Since Merrick has no control over such things as the cost or availability of labor, materials, equipment or services furnished by others, nor over any contractors’ method of determining prices, nor over competitive bidding or market conditions, any cost estimate provided for under this Agreement or otherwise made by Merrick shall be on the basis of Merrick’s professional experience and judgment; but Merrick cannot and does not guarantee or warrant that the bids or negotiated costs will not vary from estimates prepared by Merrick.  If Client wishes greater assurance as to cost estimates, Client shall employ an independent cost estimator.

A.5.7.                      Extra services by Merrick to modify its services or deliverables to meet any Client imposed cost limitation shall entitle Merrick to additional compensation in accordance with Article 3.

A.5.8.                      Design review, construction observation, or quality assurance services performed by Merrick shall not guarantee the performance of and Merrick shall not have responsibility or liability for damages arising from the acts or omissions of any contractor, subcontractor, supplier or any other entity or person furnishing materials or performing any work on the Project.

A.5.9.                      In the event Merrick or any other party encounters hazardous materials at the jobsite, or should it become known in any way that hazardous materials may be present at the jobsite or any adjacent areas that may affect the performance of Merrick’s services, Merrick may, at its option and without liability for consequential or any other damages, suspend performance of its services until Client retains an appropriate specialist to identify, abate and/or remove the hazardous materials, and warrant that the jobsite is in compliance with applicable laws and regulations.  Since Merrick’s scope of services does not include services related to the presence of hazardous materials, hazardous materials encountered in the performance of Merrick’s services shall be the responsibility of Client, and Client waives all claims and causes of action against Merrick in connection with hazardous materials.  As used in this Agreement, “hazardous materials” means any substances (including but not limited to asbestos), toxic or hazardous waste, PCB’s, combustible gases and materials, petroleum or radioactive materials (as the phrase hazardous materials and each of these is defined in applicable federal statutes) or any other substances under any conditions and in such quantities as would pose a substantial danger to persons or damage to property exposed to such substances.

A.5.10                      The following applies in the event Merrick provides electronic files to Client.  Any modification to or interpretation of the electronic files should be undertaken only by a qualified professional.  Merrick makes no representation as to the compatibility of any electronic files with client’s hardware or software.  Merrick will remove all indicia of its involvement with the electronic files, and any modification or interpretation will be at Client’s sole risk and without liability or legal exposure to Merrick.  The electronic files are instruments of service.  Under no circumstances shall delivery of the electronic files for use by Client be deemed a sale by Merrick, and Merrick makes no warranties, either express or implied, of merchantability or fitness for any particular purpose, and in no event shall Merrick be liable for any damages, including incidental, special, indirect or consequential damages as a result of Client’s modification of these electronic files.

A.5.11                      When a certification by Merrick is within the scope of its services, such certification shall mean an expression of Merrick’s professional opinion to the best of its information, knowledge and belief, and shall not constitute a warranty or guarantee by Merrick.

A.5.12                      Since the Americans with Disabilities Act contains general provisions subject to differing interpretations on a case-by-case basis, services in connection therewith shall be on the basis of Merrick’s professional experience and judgment but Merrick cannot and does not guarantee or warrant its services will be in compliance therewith.

Attachment B

Schedule of Payment

B.2.                                              Payment Provisions

Payment for services rendered shall be in accordance with the attached rate sheet.

B.2.                                       Provisions Applicable to all forms of Payment

B.2.1.                      Client shall make an initial payment of $20,000 as a retainer upon execution of this Agreement. Upon receipt of the retainer Merrick shall commence services.  The retainer shall be held by Merrick and applied against the final invoice.  If the amount of the retainer exceeds the final invoice, Merrick shall refund the balance with the final invoice.  If the final invoice exceeds the retainer, Client shall promptly remit the amount due.  Interest earned on the retainer shall in all instances be for the account of Merrick and shall not be included in any refund or remittance calculation.

B.2.2.                      Except where the payment provisions below provide or require otherwise, Merrick shall submit invoices to Client on a periodic basis with a summary of services performed in accordance with Merrick’s standard invoicing practices.  Client shall notify Merrick of any objection within fourteen (14) calendar days of the invoice date, identifying the reasons there for in writing and timely paying that portion of the invoice not in dispute.  Invoices will be considered acceptable to Client if no such objections are made.

B.2.3.                      Unless otherwise provided in Attachment B, payment is due upon presentment of an invoice.  Invoices not paid within thirty (30) days of presentment (excepting any portion of an invoiced amount in dispute and resolved in favor of Client) shall accrue interest at the rate of 1.5 percent per month, compounded annually.  Interest shall be calculated from the date of an invoice, with payments credited first to interest and then to principal.

B.2.4.                      Payment to Merrick shall not be withheld, postponed or made contingent on the construction, completion or success of the project or upon receipt by Client of offsetting reimbursement or credit from other parties who may have caused additional services or expenses.  No withholdings, deductions or offsets shall be made from Merrick’s compensation for any reason except upon compliance with the certification requirements of Article 14.

B.2.5.                       Timely payment by Client to Merrick is a material part of the consideration of this Agreement.  If payment is withheld, Merrick may suspend services or terminate this Agreement without incurring liability to Client or others for damages, including incidental, special, indirect, or consequential damages.

B.2.6.                      If during the term of this Agreement circumstances or conditions that were not originally contemplated by or known to Merrick are revealed, to the extent that they affect the scope of services, compensation, schedule, allocation of risks or other material terms of this Agreement, Merrick may call for renegotiation of appropriate portions of this Agreement.  Merrick shall notify Client of the changed conditions necessitating renegotiation, and Merrick and Client shall promptly and in good faith enter into renegotiation of this Agreement.  If terms cannot be agreed to, either party may then terminate this Agreement.

B.2.7.                      In the event of an action to enforce the payment terms and conditions of this Agreement, the prevailing party shall be entitled to an award of the costs and expenses of such action, including attorney fees, expert witness and consulting fees.

Attachment C

Additional Client Responsibilities

Client will be required to review and approve the pilot plant design drawing to serve as the estimate basis for this equipment.

Attachment D

Schedule of Insurance

Merrick shall maintain during the term of this Agreement, and for a period of two (2) years after completion of Merrick’s services, insurance of the kinds and with the limits not less than the amounts below:

Worker’s Compensation Insurance as required by statute, including Employers Liability, with limits of $100,000 each accident; $500,000 disease - policy limit; $100,000 disease - each employee.

Commercial General Liability Insurance with limits of $1,000,000 per occurrence and $2,000,000 aggregate.

Business Automobile Liability Insurance with limits of $1,000,000 per occurrence, combined single limits (owned, hired & non-owned).

Umbrella/Excess Liability Insurance with limits of $3,000,000 per occurrence.

Professional Liability Practice Policy with limits of $1,000,000 per claim and $2,000,000 annual aggregate.

Certificates of insurance evidencing these minimum coverages shall be submitted to Client at the commencement of Merrick’s services.  The coverages are subject to the terms, exclusions and conditions of the policies.  Merrick’s insurance policies shall be endorsed to include, for the benefit of Client, a 30-day advance written notice of cancellation.  Failure to submit the certificates or endorsements or failure of Client to insist upon submission shall not relieve Merrick of its duty to maintain the required insurance.

Unless otherwise provided, Client shall maintain insurance upon the entire work at the site to the full insurable value thereof.  This insurance shall include the interests of Client, the Owner, Merrick, any other beneficially interested person or entity, and shall insure against the perils of fire and extended coverage and shall include “all risk” insurance for loss or damage.  If Client does not intend to maintain such insurance, Client shall inform Merrick in writing prior to commencement of Merrick’s services in which case, at the option of Merrick, Merrick may then obtain insurance to protect its interests.  If Merrick is damaged by failure of Client to maintain such insurance and to so notify Merrick, then Client shall bear all costs properly attributable thereto.   Client shall require that all contractors of any tier on this project obtain and maintain insurance, with appropriate limits, to cover the perils of their undertakings.